EXHIBIT 3.5

                                     Amended

               Certificate of Designation, Preferences and Rights

                     of Series A Convertible Preferred Stock

                                       of

                           Advanced BioPhotonics Inc.

      I, Denis A. O'Connor, being the Chief Executive Officer of Advanced BioPhotonics Inc., a corporation organized and existing under the laws of the State of Delaware, formerly known as OmniCorder Technologies, Inc. (the "Corporation"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by written consent, duly adopted the following resolution providing for the amendment of Section 1 of the relative rights, powers and preferences of Series A Convertible Preferred Stock of the
Corporation:

      "RESOLVED that, in order to reduce the number of authorized, unissued shares of preferred stock of the Corporation designated as Series A Convertible Preferred Stock from 6,000,000 shares to 3,000,000 shares to reflect fewer shares sold in the Corporation's last private financing,
      Section 1 of the preferences and relative, participating, optional or other special rights of Series A Preferred Stock, and the qualifications, limitations or restrictions thereof, shall read in its entirety as follows:

      1. Designation and Number of Shares. 3,000,000 shares of preferred stock, par value $.01 per share, are hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock")."

      IN WITNESS WHEREOF, I have hereunto set my hand as President and Chief Executive Officer of the Corporation this 10th day of June 2005 and I hereby affirm that the foregoing Certificate is my act and deed and the act and deed of the Corporation and that the facts stated therein are true.

                                       /s/ Denis A. O'Connor
                                       -----------------------------------------
                                       Denis A. O'Connor
                                       President and Chief Executive Officer